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                         THE OFFIT INVESTMENT FUND, INC.

                                 CODE OF ETHICS

1. Introduction.

                  The purpose of this Code of Ethics is to prevent Access Persons (as defined below) of The OFFIT Investment Fund, Inc. (the "Fund") from engaging in any act, practice or course of business prohibited by paragraph (a) of Rule 17j-1 (the "Rule") under the investment Company Act of 1940, as amended (the "Act"). This Code of Ethics is required by paragraph (b) of the Rule.

                  Access Persons of the Fund, in conducting their personal securities transactions, owe a fiduciary duty to the shareholders of the Fund. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Persons interest and the interests of the Fund, or any abuse of the Access Person's position of trust and responsibility. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of the Fund's trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of the Fund. While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

II. Definitions.

                  In order to understand how this Code of Ethics applies to particular persons and transactions, familiarity with the key terms and concepts used in this Code of Ethics is necessary. Those key terms and concepts are:

                  I . "Access Person" means any director, officer or "advisory person" of the Fund.

                  2. "Advisory person" means (a) any employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.


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                  3. "Beneficial ownership" has the meaning set forth in Rule
16a-1 (a)(2) of the Securities Exchange Act of 1934, as amended. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

                  4. "BISYS" means BISYS Fund Services, Inc.

                  5. "OFFITBANK Code" means the Code of Ethics adopted by OFFITBANK

                  6. "Control" has the meaning set forth in Section 2(a)(9) of the Act.

                  7. "Independent director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

                  8. "Purchase or sale of a security" includes, among other things, the purchase or sale of an equivalent security, such as the writing of an option to purchase or sell a security.

                  9. "Security" has the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include "long-term" debt securities (securities with a remaining maturity of more than 397 days) issued by the Government of the United States or "short-term" debt securities (securities with a remaining maturity of 397 days or less) issued or guaranteed as to principal or interest by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

III. Restrictions Applicable to Directors, Officers and Employees of OFFITBANK Officers of the Fund and Access Persons who are Employees of BISYS

                  1. All directors, officers and employees of OFFITBANK shall be subject to the restrictions, limitations and reporting responsibilities set forth in the OFFITBANK Code, as if fully set forth herein.

                  2. All officers of the Fund not otherwise covered by the preceding paragraph and all Access Persons who are employees of BISYS shall be subject to the restrictions, limitations and reporting responsibilities set forth in the Code of Ethics adopted by The BISYS Group, Inc. as in effect from time to time.

                  3. Persons subject to this Section III shall not be subject to the restrictions, limitations and reporting responsibilities set forth in Sections IV and V below.

IV. Prohibitions, Exemptions.

                  1.       Prohibited Purchases and Sales.

                  No Access Person may purchase or sell, directly or indirectly, any security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:

                  A.       is being considered for purchase or sale by the Fund;
                           or

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                  B.       is being purchased or sold by the Fund.

                  2.      Exemptions From Certain Prohibitions.

                  A. The prohibited purchase and sale transactions described in
Section IV. 1. above do not apply to the following personal securities transactions:

                  (1) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

                  (2) purchases or sales which are non-volitional on the part of either the Access Person or the Fund;

                  (3) purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option);

                  (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired;

                  (5) any purchase or sale, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion;

                  (6) purchases or sales of (i) "long-term" debt securities (securities with a remaining maturity of more than 397 days) issued by the U.S. government or "short-term" debt securities (securities with a remaining maturity of 397 days or less) issued or guaranteed as to principal or interest by the U.S. government or by a person controlled or supervised by and acting as an instrumentality of the U.S. government, (ii) bankers' acceptances and bank certificates of deposit, (iii) commercial paper and
                           (iv) shares of registered open-end investment companies (each of the foregoing being referred to herein as "Exempt Securities"); and

                  (7) any purchase or sale which a person or persons designated by a majority of the independent directors of the Fund approves on the grounds that its potential harm to the Fund is remote.

                  3.       Prohibited Recommendations.

                   Subject to certain exceptions for Exempt Securities, as indicated below, an Access Person may not recommend the purchase or sale of any security to or for the Fund without having disclosed his or her interest, if any, in such security or the issuer thereof, including without limitation:

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                  A. any direct or indirect beneficial ownership of any security
(other than an Exempt Security) of such issuer, including any security received in a private securities transaction;

                  B. any contemplated purchase or sale by such person of such security (other than an Exempt Security);

                  C. any position with such issuer or its affiliates; or

                  D. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

V. Reporting.

                  1. QUARTERLY REPORTING.

                  A. Subject to the provisions of paragraph B below, every Access Person shall either report to the Fund the information described in paragraph C below with respect to transactions in any security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security or, in the alternative, make the representation in paragraph D below.

                  B. (1) An Access Person is not required to make a report with respect to any transaction effected for any account over which the Access Person does not have any direct or indirect influence; provided, however, that if the Access Person is relying upon the provisions of this paragraph B(I) to avoid making such a report, the Access Person shall, not later than 10 days after the end of each calendar quarter, identify any such account in writing and certify in writing that he or she had no direct or indirect influence over any such account.

                  (2) An independent director of the Fund who would be required to make a report pursuant to paragraph A above solely by reason of being a director of the Fund is required to report a transaction in a security only if the independent director, at the time of the transaction, knew or, in the ordinary course of fulfilling the independent director's official duties as a director of the Fund, should have known that (a) the Fund has engaged in a transaction in the same security within the last 15 days or is engaging or going to engage in a transaction in the same security within the next 15 days, or (b) the Fund or OFFITBANK has within the last 15 days considered a transaction in the same security or is considering a transaction in the same security or within the next 15 days is going to consider a transaction in the same security.

                  C. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

                  (i) the date of the transaction, the title and the number of shares and the principal amount of each security involved;

                  (ii) the nature of the transaction (ie., purchase, sale or any other type of acquisition or disposition);

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                  (iii) the price at which the transaction was effected-,

                  (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and

                  (v) a description of any factors potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by the Fund.

                  D. If no transactions were conducted by an Access Person during a calendar quarter that are subject to the reporting requirements described above, such Access Person shall, not later than 10 days after the end of that calendar quarter, provide a written representation to that effect to the Fund.

                   2. Annual Reporting and Certification.

                  A. All Access Persons are required to certify annually that they have read and understand this Code of Ethics and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies.

                  B. OFFITBANK shall prepare an annual report to the Board of Directors of the Fund to be presented at the first meeting of the Board after the end of each calendar year and which shall:

                  (1) Summarize existing procedures concerning personal investing, including preclearance policies and the monitoring of personal investment activity after preclearance has been granted, and any changes in the procedures during the past year;

                  (2) identify any violations requiring significant remedial action during the past year;

                  (3) identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice or developments in applicable laws and regulations; and

                  (4) contain such other information, observations and recommendations as deemed relevant by OFFITBANK

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                 3. Miscellaneous.

                 Any report under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

VI. Confidentiality.

                 No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding securities transactions by the Fund or consideration by the Fund or OFFITBANK of any such securities transaction.

                 All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

VII. Sanctions.

                 Upon discovering a violation of this Code of Ethics, the Board of Directors of the Fund may impose any sanctions it deems appropriate, including a letter of censure, or the suspension or termination of any director, officer or employee of the Fund, or the recommendation to the employer of the violator of the suspension or termination of employment.

Dated:   April 1997




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                                 AMENDMENT NO. 1

                                       TO

                       THE OFFITBANK INVESTMENT FUND, INC.

                                 CODE OF ETHICS

                  The Code of Ethics of the OFFITBANK Investment Fund, Inc. ("RIC") dated April 1997 is hereby amended to replace the names "BISYS Fund Services, Inc." and "BISYS Group, Inc." with the name "PFPC Inc." in order to reflect the change in the RIC's service provider arrangements.